HomeStreet Independent Directors Confirm Combined Chair and Chief Executive Officer Roles, Appoint Donald R. Voss as Lead Independent Director
SEATTLE - (July 3, 2018) - The Board of Directors (the “Board”) of HomeStreet, Inc. (Nasdaq: HMST) (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”) today announced that the independent directors of the Board have determined that the combined role of Chief Executive Officer and Board Chair continues to be in the best interest of its shareholders and further reappointed Mark K. Mason to the role of Board Chair. In connection with that determination, the independent directors confirmed their commitment to a Board structure that includes a strong Lead Independent Director who will preside over meetings of the independent directors and also serve as the liaison between the Board Chair and the independent directors, among other things, and further elected Donald R. Voss to serve as Lead Independent Director effective immediately. The HomeStreet Board of Directors first combined the roles of Board Chair and Chief Executive Officer in March 2015, and since that time Scott M. Boggs has served as Lead Independent Director until Mr. Voss was elected to the position. Mr. Boggs continues to serve as the Chair of the Audit Committee of the Board.
Mr. Voss joined the HomeStreet Board in March of 2015 in connection with the acquisition of Simplicity Bancorp (“Simplicity”) and served as the Chairman of the Board for Simplicity from October 2013 until the date of that acquisition. In addition to this corporate governance experience, Mr. Voss also has extensive commercial banking experience, having served in a variety of positions with First Interstate Bank over 25 years, culminating in the position of executive vice president and manager of the U.S. Banking Division of that institution. Mr. Voss has also served as a civic leader for many years, including service as a city council member and as mayor of La Cañada Flintridge, California.
“On behalf of the Board, I would like to express our appreciation to Scott Boggs for his exemplary service as Lead Independent Director since 2015,” said Mr. Mason. “We are fortunate to have Don Voss as our new Lead Independent Director. He is a strong leader with extensive experience in banking and civic leadership, and the Board is confident that as Lead Independent Director, Don will provide leadership for our independent directors, counsel to our Board Chair, and with the support of the full Board, serve our shareholders’ interests in maximizing the long-term value of the Company.”
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and

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